Exhibit 10.5





      REIMBURSEMENT AND INDEMNIFICATION AGREEMENT


                        between


             CONSOLIDATED FREIGHTWAYS, INC.


                          and


    CONSOLIDATED FREIGHTWAYS CORPORATION OF DELAWARE
                   TABLE OF CONTENTS

                                                      Page

1.   Certain Definitions                                2

2.   Existing and Future Claims                         3

3.   CFCD Reimbursement                                 4

4.   CFCD Indemnification                               4

5.   Exculpation                                        4

6.   Letter of Credit                                   5

7.   Mortgages                                          5

8.   Release of Security                                6

9.   Change in Collateral                               7

10.  Covenants                                          8

11.  Duration of Agreement                              10

12.  Notices                                            10

13.  Execution in Counterparts                          11

14.  Assignability                                      11

15.  Gender and Number                                  11

16.  Captions                                           11

17.  Severability                                       11

18.  Integration                                        11

19.  Amendments                                         11

20.  Governing Law                                      11

21.  Duty to Cooperate                                  11

EXHIBIT A - Form of Mortgage
EXHIBIT B - Real Properties
EXHIBIT C - Non-Renewal, Release and Indemnification Agreement


      REIMBURSEMENT AND INDEMNIFICATION AGREEMENT


     THIS REIMBURSEMENT AND INDEMNIFICATION AGREEMENT
("Agreement") is entered into as of October 1, 1996, by and between Consolidated Freightways, Inc., a Delaware corporation (together with its wholly owned subsidiaries other than CFCD and its wholly owned subsidiaries, "CFI"), and Consolidated Freightways Corporation of Dela ware, a Delaware corporation (together with its wholly owned subsidiaries, "CFCD").

                        RECITALS

     B.        CFCD is and will remain, until the
distribution of the common stock of Consolidated
Freightways Corporation to the stockholders of CFI (the date of such distribution being referred to herein as the "Distribution Date"), a wholly owned subsidiary of CFI.

     C. CFI administers, at the direction of certain of its subsidiaries (as applicable), either through a subsidiary or with a third-party administrator, an insur ance program (the "Insurance Program") for certain of its subsidiaries (and provides certain oversight services for) claims under (i) the workers' compensation statutory, regulatory and common law systems in each of the states in which the relevant subsidiary does business and, (ii) certain public liability and property damage statutory, regulatory and common law systems in each of the states in which the relevant subsidiary does business. Where required by law or by contract, CFI pro vides the necessary insurance, guarantees or collateral for the performance of the subsidiary's obligations in each such state.

     D.        Under the Insurance Program, CFI administers
(i) Workers' Compensation Claims, as defined herein, and
(ii) Public Liability and Property Damage Claims, as defined herein. Where required by law or by contract, CFI provides the necessary insurance, guarantees or collateral for the performance of the CFCD Obligations, as defined herein, in each such state.

     E. Obligations that arise with respect to CFCD under the Insurance Program are the responsibility of CFCD. However, in the past these amounts have been advanced by CFI, including payments under policies issued by CF Financial Services, and CFCD has reimbursed
CFI for such payments.

     F. CFCD and CFI desire to memorialize in writing the reimbursement and indemnification arrangements which have existed between CFI and CFCD with respect to amounts owed and advanced under the Insurance Program.

     NOW THEREFORE, in consideration of the agreement of CFI to continue administering the Insurance Program as contemplated in Section 2 below and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1.        Certain Definitions.  As used in this
Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     CFCD Obligations: means obligations and other liabilities arising under or in connection with Relevant
Claims.

     Claim: means any claim, judgment, Loss, deficiency, damages, punitive or exemplary damages, fine or penalty, liability, costs and expenses (including reasonable attorneys' fees, charges and disbursements) whether required to be paid to a third party or otherwise incurred in connection with or arising from any claim, suit, action or proceeding.

     Commencement Date:  means October 1, 1996.

     Continuing LJSC Employee Claims: means Claims made against CFCD or LJSC which arise or are incurred prior to the Commencement Date which relate to LJSC employees who remain actively employed by LJSC following the Distribution Date.

     Indemnified Parties: means CFI, its agents and their present or former officers, directors, shareholders, agents, employees, representatives, successors-in-interest, parents, affiliates, insurers
(including, without limitation, insurers for CFI and CFCD), attorneys and assigns.

     Letter of Credit: means an irrevocable, unconditional letter of credit with an original face amount equal to $30,000,000 in the form identical to the letter of credit issued pursuant hereto on the date hereof or in such other form acceptable to CFI, subject to reduction as provided in Section 8, issued by a bank approved by CFI.

     Loss: shall have the meaning assigned thereto in the Distribution Agreement.

     Mortgage Property: shall have the meaning specified in Section 7.

     Mortgages:  shall have the meaning specified in
Section 7.

     Permitted Exceptions: shall have the meaning specified in Section 10(d).

     Property Value: means the fair market value of each Mortgage Property.

     Public Liability and Property Damage Claims:  means
Claims made against CFCD under certain public liability and property damage statutory, regulatory and common law systems and which CFCD directs CFI to administer under the Insurance Program.

     Relevant Claim:  means (i) a Public Liability and
Property Damage Claim, (ii) a Workers' Compensation
Claim or (iii) any other Claim against CFCD or LJSC arising out of an actual or alleged occurrence under any CF Financial Services Corporation insurance policies.

     Security Schedule: shall have the meaning specified in Section 8(a).

     Title Company:  means any title company
satisfactory to CFI.

     Workers' Compensation Claims: means Claims made against CFCD or LJSC (including Continuing LJSC Employee
Claims but excluding any other Claims relating to LJSC employees) under the workers' compensation statutory, regulatory and common law systems and which CFCD directs
CFI to administer under the Insurance Program.

     2. Existing and Future Claims. Effective as of the Commencement Date, CFCD will obtain its own insur ance for the CFCD Obligations arising from and after the Commencement Date. CFI will not administer (but shall provide certain oversight services for the period begin ning the Commencement Date and ending the Distribution
Date with respect to) claims against CFCD which are insured under that separate insurance or result from occurrences on or after the Commencement Date. As of the Commencement Date, the only claims which CFI will administer will be claims of the type it has ordinarily and customarily administered and that arise out of occur rences prior to the Commencement Date. CFI will admin ister these claims either itself or through a third-party administrator. CFI will not provide the necessary insurance, guarantees or collateral for the performance of the CFCD Obligations for any claim occurring after the Commencement Date. CFI will maintain the necessary collateral and security already in place on claims occurring prior to the Commencement Date.

     3. CFCD Reimbursement. CFCD shall reimburse CFI, immediately upon demand by CFI, for all amounts advanced and costs reasonably incurred by CFI in connection with the CFCD Obligations, together with interest thereon at the prime rate (as announced by Bank of America) plus 2% until reimbursed; provided, however, that CFCD does hereby acknowledge and agree that CFI may, but shall have no obligation to, advance any such amounts or incur any such costs.

     4.        CFCD Indemnification.  CFCD, at its own
expense, shall indemnify, defend and hold the Indemni fied Parties harmless from and against any Claim against the Indemnified Parties to the extent the basis of such Claim is that: (i) CFCD has failed to pay any amounts owed which constitute CFCD Obligations, (ii) a third party has been or may be injured or damaged in any way by any breach by CFCD of any of its duties, representa tions or warranties under this Agreement, (iii) CFCD or any of its employees, agents, or servants acted improperly in connection with the notification, investi gation, adjustment, and settlement of claims and losses arising under the Insurance Program, or (iv) there is any other liability or obligation arising either out of CFI's (or its agents') provision of certain oversight services for the period beginning the Commencement Date and ending the Distribution Date or out of CFI's (or its agents') administration or operation of the Insurance
Program, except to the extent that same arises from the gross negligence or willful misconduct of CFI (or its agents). The provision of indemnification under this
Section 4 shall be in a like manner to the provision of indemnification under the Distribution Agreement (as defined herein).

     5. Exculpation. CFI and its agents shall not be liable to CFCD for any Losses which arise in any manner from the operation or administration of the Insurance
Program (including but not limited to the handling of insurance claims or any failure to obtain insurance) except to the extent that same arises from the gross negligence or willful misconduct of CFI. CFCD hereby waives all claims against CFI and its agents for such Losses and the cost and expense of defending against claims relating to such Losses, except to the extent that same arises from the gross negligence or willful misconduct of CFI. CFCD expressly waives any and all rights under section 1542 of the Civil Code of California, which provides as follows:

     "A General Release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the debtor."

     6.        Letter of Credit.  On or prior to the
Distribution Date, CFCD shall deliver to CFI a Letter of Credit, and shall maintain such Letter of Credit in place at all times during the term of this Agreement in accordance with the terms of this Agreement. CFI shall have the right to draw upon the Letter of Credit in San
Francisco, California, in accordance with the terms of this Agreement by presentation to the issuer thereof of
(i) CFI's sight draft and (ii) a certificate stating that CFI has the right to draw upon the Letter of Credit in accordance with the terms hereof. In the event that at any time while this Agreement remains in effect, CFCD fails to comply with its reimbursement obligations in accordance with Section 3 hereof, then CFI shall have the right to draw upon the Letter of Credit in an amount equal to the amount CFCD was required to reimburse in accordance with Section 3 hereof. On or before the fifth (5th) business day following any such draw, CFCD shall deliver to CFI an additional Letter of Credit so that the aggregate face amount of all Letters of Credit held by CFI shall equal $30,000,000 (or such lesser amount as provided in Section 8 below). So long as this Agreement remains in effect, CFCD shall cause each Letter of Credit to be extended for at least one year after the then-current expiration date not later than sixty (60) days prior to the then-current expiration date of each Letter of Credit and no notice of termination of any Letter of Credit shall be delivered with respect to any such letter of Credit within the period specified in any such Letter of Credit. If any such Letter of Credit is not so extended or any such notice of termination is delivered, CFI shall be entitled to draw the full amount of each such Letter of Credit and such funds drawn under each such Letter of Credit shall be property of CFI and will be applied by CFI toward payment of the CFCD Obligations and all other obligations from time to time owing by CFCD hereunder.
CFI shall pay to CFCD the excess, if any, of the amount of such funds so drawn under any such Letter of Credit remaining after the indefeasible payment in full of all CFCD Obligations and the termination of this Agreement in accordance with the terms hereof.

     7.        Mortgages.  On or before the Distribution
Date, CFCD shall execute and acknowledge four (4) copies of the mortgage in the form of Exhibit A attached hereto (collectively, the "Mortgages") with respect to each of the real properties identified on Exhibit B attached hereto (the "Mortgage Properties"). The Mort gages shall constitute valid first priority liens against the fee title interest in the Mortgage Proper ties (subject only to such defects, liens, encumbrances, assessments, security interests, restrictions, easements and other title exceptions as shall be approved by CFI), which Mortgages shall secure the timely payment and performance of CFCD's obligations hereunder. Concur rently with the execution and delivery of the Mortgages, CFCD shall deliver the following to CFI:

               (a) UCC Financing Statements. UCC-1 financing statements (in form and substance reasonably acceptable to CFI) covering fixtures owned by CFCD and affixed to, or used in connection with, each Mortgage Property, in each case appropriately completed and duly executed, acknowledged and filed in the appropriate land offices.

               (b) General Assignment. A first priority assign ment to CFI (in form and substance reasonably acceptable to CFI) of CFCD's interest in and to all leases relating to each Mortgage Property, material service contracts concerning or affecting such Mortgage Property and all permits, approvals and licenses issued with respect to such Mortgage Property.

     8.        Release of Security.

     (a) Annual Release of Mortgages. On the first anni versary of the Commencement Date and on each anniversary of the Commencement Date thereafter, CFI shall cause one or more Mortgage Properties to be released from the lien(s) of the Mortgages so that the aggregate Property
Value of the Mortgage Properties which shall continue to be encumbered by Mortgages immediately following such release shall be as close as possible to (but not less than) the Property Value set forth for the corresponding year on the schedule set forth in Section 8(d) below
(the "Security Schedule").  For the purposes of this
Section 8(a), CFI and CFCD agree that the Property Value of each Mortgage Property equals the value identified on Exhibit B attached hereto and such value shall be the Property Value used by CFI in determining which Mortgage Properties shall be released from the lien of the Mortgages in accordance with this Agreement; provided, however, that in the event either party reasonably believes that the aggregate value of the Mortgage
Properties has increased or decreased by 20% or more, then the parties shall agree on an independent MAI appraiser to determine the Property Value of the Mortgage Properties, which determination shall be binding on the parties for the purposes of this Section
8(a) and Section 9(b) hereof. Subject to the foregoing, CFCD shall have the sole and absolute right to determine which Mortgage Properties are to be released from the lien of the Mortgages in accordance with this Section
8(a).

     (b)       Deliveries.    In connection with any proposed
release of a Mortgage Property, CFCD shall (not later than ten (10) Business Days prior to the proposed date of release) deliver or cause to be delivered to CFI:

          (i)  An officer's certificate setting forth
     that, to the best knowledge of the certifying Per son, no default has occurred and is continuing hereunder or under the Mortgages.

          (ii) A copy of the instruments necessary to effect the release of the Mortgages.

In connection with any release pursuant to this Section
8(b), and after CFCD has delivered the items required pursuant to the subparagraphs (i) and (ii) above, CFI shall promptly execute and deliver any instrument rea sonably necessary or appropriate to release the Mortgage
Property to be released pursuant to this Section 8(b).

     (c)       Annual Reduction of Letter of Credit Face
Amount. On the first anniversary of the Commencement
Date and on each anniversary of the Commencement Date thereafter, CFI shall permit the aggregate face amount of the Letter(s) of Credit to be reduced to the face amount set forth for the corresponding year on the Security Schedule.


     (d)       Security Schedule.

Commencement
Date                Face Amount of Property Value of
Anniversary              Letter(s) of Credit Mortgage
Properties

1997                $30,000,000         $50,000,000
1998                $20,000,000         $30,000,000
1999                $20,000,000         $10,000,000
2000                $10,000,000         $0
2001 - termination       $1             $0

     9.        Change in Collateral.

          (a) Notwithstanding anything to the contrary herein, in the event that, at any time prior to the fourth (4th) anniversary of the Commencement Date, CFI
(i) becomes aware of an adverse physical condition or defect affecting any Mortgage Property which diminishes the Property Value of such Mortgage Property by 20% or more from the corresponding value set forth on Exhibit B hereto and (ii) delivers written notice to CFCD of such condition or defect together with a written report, opinion, or appraisal prepared by an independent third party expert (who is licensed to prepare such a report, opinion or appraisal and is an employee or member of a nationally recognized firm), which report, opinion or appraisal confirms unequivocally that the Property Value of the impacted Mortgage Property has diminished by 20% or more as a result of such condition or defect, then
CFCD shall either (i) increase the face amount of the Letter of Credit by the amount of such diminution or
(ii) execute, acknowledge and deliver to CFI a Mortgage together with the documents identified in Sections 7(a) through 7(b), which encumbers real property (other than the existing Mortgage Properties) owned by CFCD, which
(1) has been approved by CFI, which approval shall not be unreasonably withheld, and (2) CFCD can demonstrate to CFI's reasonable satisfaction that the new Mortgage
Property has a Property Value equal to or in excess of the amount of such diminution.

          (b) Notwithstanding anything to the contrary herein, CFCD may, at any time prior to the fourth (4th) anniversary of the Commencement Date, substitute one or more parcels of real property for any Mortgage Property for another, provided that CFCD (i) delivers written notice to CFI of its intention to substitute a Mortgage
Property together with a general description of the substitute property and (ii) executes, acknowledges and delivers to CFI a Mortgage together with the documents identified in Sections 7(a) through 7(b), which encumbers the substitute property owned by CFCD and provided further that (1) the substitute has been ap proved by CFI, which approval shall not be unreasonably withheld, and (2) CFCD can demonstrate to CFI's reason able satisfaction that the substitute property has a Property Value equal to or in excess of the Property
Value of the substituted Mortgage Property.

     10.       Covenants.

          (a) Notice to Additional Insureds. CFCD shall promptly provide written notice to all third parties for whom CFCD has agreed to provide insurance or evidence of insurance (i.e. the additional insureds and recipients of certificates of insurance) that such insurance will, as of the Commencement Date, no longer be provided by CFI or CF Financial Services, and will take all steps to ensure that alternative insurance arrangements are made in a timely manner, but no later than six months following the Distribution Date, and shall certify to CFI that such actions have been taken.

          (b) Deductibles and Premiums. CFCD shall promptly pay all deductibles, retentions and premiums applicable under the Insurance Program.

          (c) Insurance. CFCD will keep insured by finan cially sound and reputable insurers all property of a character usually insured by parties engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such parties and carry such other insurance as is usually carried by such parties and as required in accordance with the terms of the Mortgages.

          (d) Limitation on Liens. CFCD will not create, incur, assume or suffer to exist any lien or encumbrance upon any of the Mortgage Property, except the following liens (referred to herein as "Permitted Exceptions"):

               (2) liens imposed by any governmental authority for taxes, assessments or charges not yet delinquent;

               (3) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, perfor mance bonds and other obligations of a like nature incurred in the ordinary course of business;

               (4) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the Mortgage Property subject thereto or inter fere with the ordinary conduct of the business of CFCD;

               (5) liens arising under the Mortgages and related documents;

               (6) any other liens approved by CFI in writing (which approval may be withheld in the CFI's sole discretion); and

               (7) any extensions, renewals or replacements of the foregoing.

          (e)  Non-Renewal.  CFCD shall enter into the
Non-Renewal, Release and Indemnification Agreement, in the form attached hereto as Exhibit C, on or prior to the Distribution Date.

          (f)  Disbursement Account.  CFCD shall
maintain, for the duration of this Agreement, a controlled disbursement account, to be funded by its concentration account, and shall take all steps necessary to ensure that CNF Service Company may draw on such disbursement account in order to make required payments relating to Relevant Claims for the duration of this Agreement; provided, however, that CFCD does hereby acknowledge and agree that CNF Service Company shall be under no obligation to make any such payments if there are insufficient funds in such account, and if CNF
Service Company does make voluntary payments despite any such insufficiency, such payments shall be subject to reimbursement by CFCD in accordance with the terms of this Agreement..

          (g)  Real Property Reserve.  CFCD shall, at
all times during the term of this Agreement, reserve real properties not subject to negative pledge pursuant to CFCD's revolving credit facility, with an aggregate value of not less than $10,000,000, shall not pledge or dispose of same, in order to ensure its ability to comply with its obligations under Section 9(a), and shall not amend such revolving credit facility in a manner that would impair its ability to comply with its obligations under Section 9(a).

     11. Duration of Agreement. The parties agree that this Agreement shall continue in full force and effect as long as there are any CFCD Obligations outstanding.
The parties agree that this Agreement shall continue in full force and effect for the purpose of determining the rights and obligations of the parties in the event such termination has occurred and subsequent thereto either of the following occurs:

     (a) A Relevant Claim arising under or in connection with the Insurance Program which had been closed prior to the termination of this Agreement is reopened; or

     (b) A Relevant Claim arises under or in connection with the Insurance Program based on an occurrence allegedly within the Insurance Program, or the administration of a claim within the Insurance Program, but which has not been reported prior to the termination of this Agreement until such claims have been closed.

     12. Notices. Except as otherwise provided herein, any notice or other communication to be given hereunder shall be in writing and shall be (as elected by the party giving such notice): (i) personally delivered;
(ii) transmitted by postage-prepaid registered or certified airmail, return receipt requested; (iii) transmitted by facsimile (with a copy of such transmis sion by postage prepaid registered or certified airmail, return receipt requested); or (iv) deposited prepaid with a nationally recognized overnight courier service. Unless otherwise provided herein, all notices shall be deemed to have been duly given on: (a) the date of receipt (or if delivery is refused, the date of such refusal) if delivered personally, by facsimile or by courier, or (b) three (3) days after the date of posting if transmitted by mail. Either party may change its address for notice purposes hereof on not less than three (3) days' prior notice to the other party. Notice hereunder shall be directed to a party at the address for such party which is set forth below:

          Consolidated Freightways, Inc.
          3240 Hillview Avenue
          Palo Alto, California  94304
          Attention:  General Counsel

          Consolidated Freightways Corporation of
Delaware
          175 Linfield Drive
          Menlo Park, California  94025
          Attention:  General Counsel


     13. Execution in Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all the parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

     14.       Assignability.  Without limiting the
restrictions upon assignment and transfer set forth herein, each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto.

     15. Gender and Number. Whenever required by the context hereof, the singular shall include the plural and the plural shall include the singular. The masculine gender shall include the feminine and neuter genders, and the neuter shall include the masculine and feminine.

     16. Captions. Sections, titles or captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any of its provisions.

     17. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     18. Integration. This Agreement and that certain Distribution Agreement entered into between CFI and Consolidated Freightways Corporation as of November 25, 1996, including any schedules, exhibits or other docu ments ancillary thereto, contain the entire agreement of the parties with respect to the subject matter hereof, and supersede all other agreements or understandings of any kind.

     19.       Amendments.  This Agreement may not be
amended, modified or supplemented by the parties in any manner, except by an instrument in writing signed on behalf of each of the parties by a duly authorized officer or representative.

     20.       Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of California without regard to the principles of conflicts of laws thereof.

     21. Duty to Cooperate. CFCD agrees to cooperate with CFI in the investigation of any Relevant Claim, to provide prompt notice of any Claim and to provide any information CFI shall reasonably request for the purpose of investigating a CFCD obligation. Neither party shall do anything to impair the other party's equitable or contractual rights of subrogation against third parties.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first written above.

                    CONSOLIDATED FREIGHTWAYS, INC.,
                    a Delaware corporation,
                                             on behalf
                         of itself and its wholly owned
                         subsidiaries (other than
                         Consolidated
                         Freightways Corporation of
                         Delaware and its wholly owned
                         subsidiaries)


                    By:/s/ D. E. Moffitt
                         Name:  Donald E. Moffitt
                         Title:    President and Chief
                                   Executive Officer


                    CONSOLIDATED FREIGHTWAYS CORPORATION
                    OF DELAWARE, a Delaware corporation,
                         on behalf of itself and its wholly
                         owned subsidiaries


                    By:/s/ S. D. Richards
                         Name:  Stephen D. Richards
                         Title:    Vice President and
                                   General Counsel


1 The lesser of $10,000,000 or 100% of the reserve for Relevant Claims.